For Immediate Release	Contacts:

	Investors:	Media:

	John C. van Roden	William T. Yanavitch

	(717) 225-2790	(717) 225-2760

GLATFELTER ANNOUNCES OFFERING OF NOTES

York, Pennsylvania – April 3, 2006: Glatfelter (NYSE:GLT) announced today that it plans to sell up to $200 million of debt securities during the second quarter of 2006, in a transaction exempt from the registration requirements of the Securities Act of 1933. Glatfelter intends to use the net proceeds from the sale to refinance its existing 6.875% notes due July 2007, repay amounts outstanding under its revolving credit facilities and use the balance, if any, for general corporate purposes.

The debt securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is not an offer to sell or a solicitation of an offer to buy such debt securities and is issued pursuant to Rule 135c under the Securities Act of 1933.

This press release is available in the “News Releases” subsection of the “Investor Relations” section of the Glatfelter’s web site, www.glatfelter.com.

About Glatfelter
Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, Pennsylvania, Chillicothe and Fremont, Ohio and Neenah, Wisconsin. International operations include facilities in Germany, France, United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements
This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes are reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, circumstances surrounding the former Ecusta Division, global political, economic, business, competitive and market conditions, tax legislation; risks associated with integrating acquisitions, orderly closure of the Neenah facility; successful transition of products from the Neenah facility to the Chillicothe facilities; continued successful execution of the North American Restructuring Program and the EURO Program, growth strategies and cost reduction initiatives; successful execution of the Timberland Strategy with acceptable market conditions; and other regulatory factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.